                                                                    Exhibit 4(n)


[Prudential Logo]                    PRUCO LIFE INSURANCE COMPANY

                                     2999 North 44th Street, Suite 250
                                     Phoenix, Arizona 85014
                                     a stock Prudential Financial company


This Endorsement and Endorsement Supplement are attached to, and become part of, your Contract. The Endorsement and Endorsement Supplement amend and supersede any Guaranteed Minimum Income Benefit provisions in your Contract. If the terms of the Contract and those of this Endorsement and Endorsement Supplement conflict, the provisions of this Endorsement and Endorsement Supplement shall control.


                  GUARANTEED MINIMUM INCOME BENEFIT ENDORSEMENT


GENERAL: This benefit is not available if the Annuitant has attained the Maximum Issue Age shown in the Endorsement Supplement. This Endorsement outlines the requirements for a program designed to guarantee that a minimum amount will be available after at least a minimum amount of time as the basis for a series of annuity payments, irrespective of the changes in your Contract Value due to the performance of the Allocation Options before such annuity payments begin. This minimum amount is called the "GMIB Protected Value." The amount of time is called the "GMIB Waiting Period." The initial GMIB Protected Value is an amount determined at the beginning of the GMIB Waiting Period. This amount is increased by an interest factor called the "GMIB Roll-Up Percentage."

THE GMIB PROTECTED VALUE ONLY HAS VALUE IN RELATION TO THIS GUARANTEED MINIMUM INCOME BENEFIT - IT IS NOT AN AMOUNT AVAILABLE FOR SURRENDER OR PARTIAL WITHDRAWALS. ALSO IT IS NOT USED IN THE CALCULATION OF ANNUITY PAYMENTS UNDER THE ANNUITY AND SETTLEMENT OPTIONS OF YOUR CONTRACT, CALCULATION OF ANY GUARANTEED MINIMUM DEATH BENEFIT PROVIDED BY YOUR CONTRACT OR CALCULATION OF ANY OTHER BENEFIT PROVIDED BY ANY OTHER ENDORSEMENT ATTACHED TO YOUR CONTRACT.

Some of the requirements for the program include, but are not limited to, the length of the GMIB Waiting Period, how we calculate the GMIB Protected Value, the impact of withdrawals, the types of annuity payments payable, and the factors we use in calculating the annuity payments.

We make a charge for this benefit. The Maximum Annual GMIB Charge is shown in the Endorsement Supplement.

EFFECTIVE DATE OF THE ENDORSEMENT: The Effective Date of this Endorsement is shown in the Endorsement Supplement.


MECHANICS OF A PROGRAM:


A. START OF A PROGRAM: As of the Effective Date of the Endorsement or of any reset of this benefit, as described below in the section entitled "Resets", the Initial GMIB Protected Value, the GMIB Waiting Period and the GMIB Roll-Up Percentage are as follows:

     1. INITIAL GMIB PROTECTED VALUE: The Initial GMIB Protected Value is shown in the Endorsement Supplement.

     2. GMIB WAITING PERIOD: The GMIB Waiting Period is shown in the Endorsement Supplement. It is the minimum amount of time that must pass between the later of the Effective Date of this Endorsement, or the date of the most recent reset, if any, until annuity payments may begin.

     3. GMIB ROLL-UP PERCENTAGE: The GMIB Roll-Up Percentage is shown in the Endorsement Supplement.

B. DURING THE GMIB WAITING PERIOD: During the GMIB Waiting Period, your GMIB Protected Value increases and various transactions have an impact on your GMIB Protected Value, as described below. It also increases in the same manner beyond the GMIB Waiting Period, subject to the limitations discussed below, until you exercise the benefit as discussed below in the section entitled "Exercising the Benefit." Reference in this subsection to the amount of any withdrawal includes any withdrawal charges applicable to that withdrawal.

     1. CALCULATING THE GMIB PROTECTED VALUE: Subject to limits called the "GMIB Roll-Up Cap" and the "GMIB Roll-Up Cut-Off Date" discussed below, we calculate the GMIB Protected Value. On the Effective Date of the Endorsement, the GMIB Protected Value is equal to the Initial GMIB Protected Value. After that, the GMIB Protected Value is calculated as follows:

          a. We increase the GMIB Protected Value each day by the daily equivalent of the GMIB Roll-Up Percentage.

          b. We add to the GMIB Protected Value an amount equal to any Invested Purchase Payments received after the GMIB Waiting Period begins. Also, we increase the value of these additions each day by the daily equivalent of the GMIB Roll-Up Percentage, starting on the date such amounts are added to your Contract Value.

          c. We reduce the GMIB Protected Value if you take partial withdrawals. Subsequent to a partial withdrawal, increases due to the GMIB Roll-Up Percentage apply to the GMIB Protected Value reduced by the effect of the partial withdrawal.

               The effect of a partial withdrawal of Contract Value depends on a number of factors, as follows:

               i. BEFORE THE GMIB PROTECTED VALUE REACHES EITHER THE GMIB ROLL-UP CAP OR THIS BENEFIT REACHES THE GMIB ROLL-UP CUT-OFF
                    DATE: We reduce the GMIB Protected Value by the exact amount of any cumulative partial withdrawals of Contract Value in a Contract Year that do not exceed the "GMIB Dollar-for-Dollar Limit." The GMIB Dollar-for-Dollar Limit from the Effective Date of the Endorsement up to the following Contract Anniversary is a percentage of the Initial GMIB Protected Value. On and after the first Contract Anniversary subsequent to the Effective Date of this Endorsement, the GMIB Dollar-for-Dollar Limit is a percentage of the GMIB Protected Value as of the most recent Contract Anniversary. This percentage is shown in the Endorsement Supplement as the GMIB Dollar-for-Dollar Limit Percentage.

                    We also reduce the GMIB Protected Value in relation to any cumulative partial withdrawals of Contract Value in a Contract Year that exceed the GMIB Dollar-for-Dollar Limit. We determine the reduction in relation to the entire amount of each such withdrawal at the time it occurs, as follows:

                    The GMIB Protected Value after the withdrawal equals the GMIB Protected Value immediately before the withdrawal less the sum of (A) and (B); where:

                    (A) is the Remaining GMIB Dollar-for-Dollar Amount before the withdrawal, which is equal to the then current GMIB Dollar-for-Dollar Limit before the withdrawal less cumulative withdrawals in that Contract Year before the current withdrawal, but not less than zero; and


                    (B)  is the result of multiplying (1) times (2), where:


                         (1) is the GMIB Protected Value immediately before the withdrawal less the Remaining GMIB Dollar-for-Dollar Amount before the withdrawal; and


                         (2) is an adjustment factor of (a) divided by (b), where:

                             (a) is the current withdrawal amount less the Remaining GMIB Dollar-for-Dollar Amount immediately before the withdrawal; and

                             (b) is your Contract Value immediately before the withdrawal less the Remaining GMIB Dollar-for-Dollar Amount immediately before the withdrawal.

               ii. IF THE GMIB PROTECTED VALUE EQUALS THE GMIB ROLL-UP CAP OR THIS BENEFIT REACHES THE GMIB ROLL-UP CUT-OFF DATE: We reduce the GMIB Protected Value proportionately in relation to all withdrawals taken on or after the Contract Anniversary coinciding with or immediately following the date the GMIB Protected Value equals the GMIB Roll-Up Cap or this benefit reaches the GMIB Roll-Up Cut-Off Date. The reduction in the GMIB Protected Value as to any withdrawal equals the proportionate reduction in the Contract Value as a result of such withdrawal.

                    d. The GMIB Protected Value is limited by the GMIB Roll-Up Cap. Until the GMIB Protected Value first increases to the level of the GMIB Roll-Up Cap, the GMIB Roll-Up Cap equals i. less ii., where:

                         i. equals the GMIB Roll-Up Cap Percentage shown in the Endorsement Supplement times the sum of the Initial GMIB Protected Value at the beginning of the GMIB Waiting Period plus all subsequent Invested Purchase Payments received after the GMIB Waiting Period begins; and

                         ii.  equals the sum of all reductions due to
                              withdrawals as calculated in c.i., above.

                         Once the GMIB Protected Value has reached the GMIB Roll-Up Cap, the GMIB Protected Value is only increased by the amount of any subsequent Invested Purchase Payments received after the GMIB Roll-Up Cap is first reached, and is reduced due to withdrawals as calculated in c.ii., above.

                    e. We stop increasing the GMIB Protected Value by the GMIB Roll-Up Percentage as of the date called the "GMIB Roll-Up Cut-Off Date." The GMIB Roll-Up Cut-Off Date is shown in the Endorsement Supplement. The GMIB Protected Value is only increased by the amount of any subsequent Invested Purchase Payments received after the GMIB Roll-Up Cut-Off Date. We decrease the GMIB Protected Value by the effect of any partial withdrawals occurring after the GMIB Roll-Up Cut-Off Date. The decrease is calculated as noted in c.ii, above.

     2. INVESTMENT LIMITATIONS: As part of the consideration for the benefit provided by this Endorsement, we may limit the Allocation Options to which you may allocate Contract Value after the GMIB Waiting Period begins. IN ELECTING THIS GMIB BENEFIT, YOU AUTHORIZE US TO TRANSFER YOUR CONTRACT VALUE IN THE WAYS CONTEMPLATED WITHIN THIS "INVESTMENT LIMITATIONS" SUBSECTION. We may require that you maintain the Contract Value in accordance with an asset allocation model. We may implement such requirements at any time and continue such requirements to the date this Guaranteed Minimum Income Benefit is terminated. The limits are as follows:

          a. LIMITATIONS ON ALLOCATION OPTIONS: We may limit the Allocation Options to which you may allocate the Contract Value. Should we prohibit access to any Allocation Option, any transfers required to move the Contract Value to eligible Allocation Options will not be counted in determining the number of free transfers during a Contract Year.

          b. ASSET ALLOCATION MODEL: If we require that you invest in accordance with a model, we may use a model we develop and maintain or we may elect to follow a model provided by an independent third party. We may change the model applicable to your Contract.

               The model will specify a number of categories in which the Contract Value must be allocated. You must satisfy each category by allocating the specified portion of the Contract Value to Subaccounts eligible for each separate category. We reserve the right to require that you use only one eligible Subaccount at a time to satisfy each category.

               We determine which Subaccounts are eligible for each category or we may elect to follow the recommendations of an independent third party. We may at any time make new determinations as to which Subaccounts are eligible for each category. We may do so for a variety of reasons including, but not limited to, a change in the investment objectives or policies of an underlying mutual fund or portfolio, or failure, in our sole determination, of such mutual fund or portfolio to invest in accordance with its stated investment objective or policies.

               Any transfers required to comply with the model or as a result of new determinations as to the Subaccounts available in a category will not be subject to any Transfer Charge and will not count against any total of free transfers per Contract Year.

               You may transfer any portion of the Contract Value maintained in a category to other eligible Subaccounts for that category, subject to the "Transfers" provision of your Contract.

               We rebalance the Contract Value periodically among categories using the then current percentages of the asset allocation model. We expect that the current percentages for each category may change from time to time. Any change in the current percentages will become effective not later than the next rebalancing of Contract Value occurring on or immediately after the date of the change.

                           We also may make multiple models available. We reserve the right to require that you use only one model at a time. You may transfer the Contract Value as required to change from the allocations required by one model to the allocations required by another model, subject to the "Transfers" provision of your Contract.

                           We may not require you to use an asset allocation model because of the investment limitations required under another optional benefit you elect. If you terminate such an optional benefit, we will allocate your Contract Value in accordance with an asset allocation model and to Subaccounts within the model of our choice unless you provide us with instructions prior to terminating that optional benefit.

     3. RESETS: The following information is shown in the Endorsement Supplement regarding resets:


          a.   the amount of times you may reset this benefit, if any;


          b. the amount of times you may reset this benefit without being subject to a possible adjustment in the GMIB Charge, if applicable; and

          c. the Reset Age Limit, if applicable. Resets must occur before the Annuitant reaches this age.

          Unless you request otherwise, resets occur as of the date we receive your request in Good Order at the Annuity Service Center. We will not accept a request to reset the benefit later than 30 days after we receive your request.

          The initial GMIB Protected Value upon reset is the Contract Value as of the date the reset takes effect. The new GMIB Waiting Period starts as of that same date. All prior Invested Purchase Payments or reductions due to partial withdrawals prior to the reset are ignored for purposes of calculating the GMIB Protected Value and the GMIB Roll-Up Cap. The effective date of the reset is used in calculating applicable annuity rates if and when this benefit is exercised. However, the GMIB Benefit Exercise Limit does not change.

     4. GMIB CHARGE: The GMIB Charge is a percentage of the average GMIB Protected Value between the date of the prior GMIB Charge (or the Effective Date of this Endorsement if no prior GMIB Charge has been assessed) and the date as of which the GMIB Charge is calculated.

          The GMIB Charge is calculated: (a) on each Contract Anniversary while this Endorsement is in effect; (b) upon elective termination of this Endorsement; (c) on the date you exercise a GMIB payment option; (d) when we begin to make annuity payments pursuant to the "Annuity and Settlement Options" provision of the Contract; (e) upon a full or partial withdrawal; (f) if a change of Annuitant results in the GMIB Waiting Period extending beyond the new Annuity Date; (g) upon the Annuitant's attainment of the GMIB Benefit Exercise Limit shown in the Endorsement Supplement; and (h) upon the termination of any optional benefit taken into consideration in determining the GMIB Charge. We may also calculate a GMIB Charge any time the GMIB benefit is reset.

          The GMIB Charge is deducted on each Contract Anniversary while this Endorsement is in effect. A pro-rata portion of the GMIB Charge is deducted when any of the following events occurs on a date other than a Contract Anniversary: (a) elective termination of this Endorsement;
          (b) you exercise a GMIB payment option; (c) we begin to make annuity payments pursuant to the "Annuity and Settlement Options" provision of the Contract; (d) a full withdrawal; (e) a partial withdrawal if the Contract Value remaining after such partial withdrawal is not enough to cover the then-applicable charge; (f) a change of Annuitant results in the GMIB Waiting Period extending beyond the new Annuity Date; (g) the Annuitant attains the GMIB Benefit Exercise Limit shown in the Endorsement Supplement; and (h) the termination of any optional benefit taken into consideration in determining the GMIB Charge.

          The GMIB Charge is taken pro-rata from the Allocation Options in which you maintain your Contract Value as of the date the GMIB Charge is deducted. Upon a full withdrawal, or if the Contract Value remaining after a partial withdrawal is not enough to cover the then applicable GMIB Charge, the GMIB Charge is deducted from the amount paid. Immediately after calculating and deducting any GMIB Charge as a result of a reset, we may prospectively adjust the GMIB Charge to the GMIB Charge then applicable to new contract owners of the same class. However, if applicable, the limited number of resets noted in the Endorsement Supplement will not be subject to such an adjustment.

          Your GMIB Charge may depend on the other optional benefits you elect, and the combined risk we incur in offering those specific benefits. If you elect to terminate one of the other optional benefits that we took into consideration in determining your GMIB Charge, or if your spouse continues the Contract with this benefit but the other optional benefits we took into consideration cease due to death, we may adjust your GMIB Charge to that which would have applied as of the Effective Date of this Endorsement had you not elected the other applicable benefit or benefits.

          No GMIB Charge is deducted after the Annuity Date or after exercise of the GMIB benefit. No Market Value Adjustment applies to amounts withdrawn from any Market Value Adjustment Option to pay the GMIB Charge. The GMIB Charge will in no event exceed the Maximum Annual GMIB Charge. The Maximum Annual GMIB Charge is shown in the Endorsement Supplement.

     5. CONTINUATION BY A SPOUSE BENEFICIARY: If the Contract is continued by a spouse Beneficiary in accordance with the "Spousal Continuance" provision of the Contract, this Endorsement continues in effect. This continuation does not change the then current GMIB Protected Value, GMIB Waiting Period, GMIB Roll-Up Cap or the number of times the benefit may be reset. However, if the Annuitant designation is changed, the GMIB Roll-Up Cut-Off Date may change as noted in the "Changing the Annuitant" section, below. The GMIB Charge will not be affected unless it took into consideration other optional benefits and those other benefits are no longer in effect due to the death.

     6. CHANGING THE ANNUITANT: If you change the Annuitant designation, we calculate the GMIB Roll-Up Cut-Off Date based on the age of the new Annuitant. However, changing the Annuitant designation, for whatever reason, may result in automatic termination of this Endorsement, as indicated in the "Termination of This Endorsement" section, below.

     7. LIMITATION ON SUBSEQUENT PURCHASE PAYMENTS: We may limit subsequent Purchase Payments if we determine that as a result of the timing and amounts of your subsequent Purchase Payments and partial withdrawals, the GMIB Protected Value is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to artificially increase the GMIB Protected Value is the relative size of subsequent Purchase Payments.

     8. MAXIMUM GMIB PROTECTED VALUE PER LIFE: Any Maximum GMIB Protected Value Per Life applicable to any Annuitant is shown in the Endorsement Supplement. This maximum would apply irrespective of the GMIB Roll-Up Cap, the GMIB Roll-Up Cut-Off Date, any subsequent Purchase Payments, any resets or the purchase of other annuities from us providing for this or any equivalent guaranteed minimum income benefit.

     9. TERMINATION OF THIS ENDORSEMENT: Termination of this Endorsement is subject to the following rules:

          a. Elective Termination: Whether you may elect to terminate this Endorsement, and, if applicable, when you may terminate this Endorsement is shown in the Endorsement Supplement. If we allow elective termination of this Endorsement, and you elect to do so, you must notify the Annuity Service Center

          b. Termination due to Death: This Endorsement terminates automatically upon the death of the sole Owner or the first to die of the Owner and Joint Owner, unless the Contract is continued by a spouse Beneficiary in accordance with the "Spousal Continuance" provision of the Contract.

          c. Termination resulting from the Start of Annuity Payments: This Endorsement terminates automatically as of the date we begin to make annuity payments, whether pursuant to your decision to exercise this benefit or pursuant to the "Annuity and Settlement Options" provision of the Contract.

          d. Termination upon Full Withdrawal: This Endorsement terminates if you make a full withdrawal from the Contract.


          e. Termination due to Annuitant Change: This Endorsement will terminate if you designate a new Annuitant such that:


               i. On the effective date of the change, the new Annuitant is older than the age for which we would then issue this benefit; or

               ii. As a result of the change of Annuitant, the GMIB Waiting Period would extend beyond the new Annuity Date.

          f. Termination Upon Reaching the GMIB Benefit Exercise Limit: If you have not elected to exercise the Guaranteed Minimum Income Benefit, this Endorsement terminates automatically upon reaching the "GMIB Benefit Exercise Limit" shown in the Endorsement Supplement, as discussed below in the "Exercising the Benefit" section.


          If this Endorsement terminates pursuant to subsections a. or e. above, we will consider you to have elected to remain in any applicable asset allocation program then in effect unless you instruct us otherwise.


C. ANNUITY PAYMENT OPTIONS: We guarantee to make available annuity payments under the payment options described below if you elect to exercise this benefit. We may make other options available. We make annuity payments to the Payee. No surrenders or withdrawals are permitted under either option. We may make payment frequencies other than monthly available.

     1. SINGLE LIFE AND CERTAIN PERIOD ANNUITY: Under this option we make fixed monthly payments while the Annuitant is alive. However, if the Annuitant dies in the first ten years, we pay any remaining payments to the Beneficiary until the end of the ten-year period. The ten years are measured from the date this option takes effect.

     2. JOINT LIFE AND CERTAIN PERIOD ANNUITY: Under this option, we make fixed monthly payments while either the Annuitant or any named Co-Annuitant is alive. However, the level of payments subsequent to the first death of the Annuitant or Co-Annuitant may differ as follows:

          a. If the Annuitant is the survivor, the level of payments does not change.

          b. If the Co-Annuitant is the survivor, the level of payments after ten years, measured from the date this payment option takes effect, is 50% of the prior payments.

          However, if both the Annuitant and Co-Annuitant die in the first ten years, we pay the remaining payments to the Beneficiary until the end of the ten-year period. The ten years are measured from the date this payment option takes effect.

D. EXERCISING THE BENEFIT: You are not required to exercise this benefit and begin to take annuity payments under the options described above. You may exercise the benefit as of the end of the GMIB Waiting Period, or as of any subsequent anniversary of the end of the GMIB Waiting Period, until the GMIB Benefit Exercise Limit shown in the Endorsement Supplement. If you reset the GMIB Waiting Period, the earliest you may exercise the benefit is as of the end of the reset GMIB Waiting Period.

     You must notify the Annuity Service Center of your desire to exercise the benefit within 30 days after the end of the GMIB Waiting Period or any subsequent anniversary of the end of the GMIB Waiting Period until the GMIB Benefit Exercise Limit. We may require you to provide notice in writing.

E. CALCULATING ANNUITY PAYMENTS: Based on the Annuity Payment Option you elect, the annuity payment amount will be the higher of 1. and 2. below, each less applicable taxes, where:

     1. is the amount that would be payable by applying your Contract Value to our then current annuity rates per $1,000 of Contract Value for such option; and

     2. is the amount payable by applying your GMIB Protected Value to the annuity rates per $1,000 of GMIB Protected Value applicable to this Guaranteed Minimum Income Benefit, as described below. THESE GMIB ANNUITY RATES MAY BE LOWER THAN THE GUARANTEED MINIMUM ANNUITY RATES APPLICABLE FOR ANNUITY OPTIONS PROVIDED IN YOUR CONTRACT.

          The annuity rates are based on the age and sex of the Annuitant and any Co-Annuitant.



F. GMIB ANNUITY RATES: The GMIB annuity rates in the tables below assume payments for life and 120 monthly certain payments, and are based on an interest rate and a mortality rate, as follows:

     1. INTEREST RATE: The interest rate used is an effective annual interest rate. The interest rate to be used, and the corresponding table of annuity rates, depend on the number of completed years since the later of the Effective Date of the Endorsement or the effective date of the last reset. The applicable interest rates and tables of annuity rates are shown below.


                  Completed Number of Years Since
                  The Later of the Effective Date
                  Of This Endorsement or The
                  Effective Date of the Last Reset            Interest Rate             Table of Annuity Rates
                  -----------------------------------         -------------             ----------------------

                  Less than ten years                             2.00%                             A
                  Ten years or more                               2.50%                             B

     2. MORTALITY RATE: The mortality rate is based on the Annuity 2000 valuation mortality table, with four-year age setbacks, ten-year generational setbacks and projected mortality improvement factors (modified Scale G) projected from the age at annuitization to the age at which the probability of survival is needed in the calculation of the annuity payment.

          The rates in Tables A and B below are based on the Annuitant's Adjusted Age. The Adjusted Age is the Annuitant's age last birthday prior to the day on which the first annuity payment is due, adjusted as shown in the "Translation of Adjusted Age" Table, which follows.





                                                       TABLE A


------------------------------------------------------------------------------------------------------------------------
   Adjusted                                Adjusted                                 Adjusted
     Age           Male       Female         Age           Male        Female          Age         Male       Female
------------------------------------------------------------------------------------------------------------------------

      41          $2.74       $2.60           61          $3.92        $3.61           81         $6.81       $6.41
------------------------------------------------------------------------------------------------------------------------
      42           2.78        2.63           62          4.01          3.69           82          7.00        6.62
------------------------------------------------------------------------------------------------------------------------
      43           2.82        2.67           63          4.11          3.77           83          7.18        6.83
------------------------------------------------------------------------------------------------------------------------
      44           2.86        2.70           64          4.21          3.86           84          7.36        7.04
------------------------------------------------------------------------------------------------------------------------
      45           2.90        2.74           65          4.32          3.96           85          7.53        7.24
------------------------------------------------------------------------------------------------------------------------
      46           2.95        2.77           66          4.43          4.06           86          7.70        7.44
------------------------------------------------------------------------------------------------------------------------
      47           2.99        2.81           67          4.56          4.17           87          7.86        7.64
------------------------------------------------------------------------------------------------------------------------
      48           3.04        2.85           68          4.68          4.28           88          8.01        7.82
------------------------------------------------------------------------------------------------------------------------
      49           3.09        2.90           69          4.81          4.40           89          8.16        7.99
------------------------------------------------------------------------------------------------------------------------
      50           3.15        2.94           70          4.95          4.52           90          8.29        8.15
------------------------------------------------------------------------------------------------------------------------
      51           3.20        2.99           71          5.10          4.66           91          8.41        8.29
------------------------------------------------------------------------------------------------------------------------
      52           3.26        3.04           72          5.25          4.80           92          8.52        8.42
------------------------------------------------------------------------------------------------------------------------
      53           3.32        3.09           73          5.41          4.94           93          8.62        8.54
------------------------------------------------------------------------------------------------------------------------
      54           3.38        3.14           74          5.57          5.10           94          8.72        8.64
------------------------------------------------------------------------------------------------------------------------
      55           3.45        3.20           75          5.73          5.27           95          8.80        8.74
------------------------------------------------------------------------------------------------------------------------
      56           3.51        3.26           76          5.91          5.44
------------------------------------------------------------------------------------------------------------------------
      57           3.59        3.32           77          6.08          5.62
------------------------------------------------------------------------------------------------------------------------
      58           3.66        3.39           78          6.26          5.81
------------------------------------------------------------------------------------------------------------------------
      59           3.74        3.40           79          6.44          6.00
------------------------------------------------------------------------------------------------------------------------
      60           3.83        3.53           80          6.63          6.20
------------------------------------------------------------------------------------------------------------------------


                                                         TABLE B


------------------------------------------------------------------------------------------------------------------------
   Adjusted                               Adjusted                                 Adjusted
     Age           Male       Female        Age            Male        Female         Age          Male        Female
------------------------------------------------------------------------------------------------------------------------
      41          $3.03       $2.89           61          $4.19        $3.88           81         $7.06        $6.66
------------------------------------------------------------------------------------------------------------------------
      42           3.07        2.92           62          4.28          3.96           82          7.24         6.87
------------------------------------------------------------------------------------------------------------------------
      43           3.11        2.95           63          4.38          4.04           83          7.42         7.07
------------------------------------------------------------------------------------------------------------------------
      44           3.15        2.99           64          4.48          4.13           84          7.60         7.28
------------------------------------------------------------------------------------------------------------------------
      45           3.19        3.02           65          4.59          4.23           85          7.77         7.49
------------------------------------------------------------------------------------------------------------------------
      46           3.23        3.06           66          4.70          4.33           86          7.94         7.68
------------------------------------------------------------------------------------------------------------------------
      47           3.28        3.10           67          4.82          4.43           87          8.10         7.87
------------------------------------------------------------------------------------------------------------------------

      48           3.33        3.14           68          4.95          4.54           88          8.25         8.05
------------------------------------------------------------------------------------------------------------------------
      49           3.38        3.18           69          5.08          4.66           89          8.39         8.22
------------------------------------------------------------------------------------------------------------------------
      50           3.43        3.22           70          5.22          4.79           90          8.52         8.38
------------------------------------------------------------------------------------------------------------------------
      51           3.48        3.27           71          5.37          4.92           91          8.64         8.52
------------------------------------------------------------------------------------------------------------------------
      52           3.54        3.32           72          5.51          5.06           92          8.75         8.65
------------------------------------------------------------------------------------------------------------------------
      53           3.60        3.37           73          5.67          5.21           93          8.85         8.77
------------------------------------------------------------------------------------------------------------------------
      54           3.66        3.42           74          5.83          5.36           94          8.94         8.87
------------------------------------------------------------------------------------------------------------------------
      55           3.72        3.48           75          6.00          5.53           95          9.02         8.96
------------------------------------------------------------------------------------------------------------------------
      56           3.79        3.54           76          6.17          5.70
------------------------------------------------------------------------------------------------------------------------
      57           3.86        3.60           77          6.34          5.88
------------------------------------------------------------------------------------------------------------------------
      58           3.94        3.66           78          6.52          6.06
------------------------------------------------------------------------------------------------------------------------
      59           4.02        3.73           79          6.70          6.26
------------------------------------------------------------------------------------------------------------------------
      60           4.10        3.80           80          6.88          6.46
------------------------------------------------------------------------------------------------------------------------



                                           TRANSLATION OF ADJUSTED AGES TABLE

------------------------------------------------------------------------------------------------------------------------
  Calendar Year in Which                                   Calendar Year in Which
   First Payment Is Due              Adjusted Age           First Payment Is Due                Adjusted Age
------------------------------------------------------------------------------------------------------------------------
2010 through 2019                 Actual Age minus 1          2060 through 2069               Actual Age minus 6
------------------------------------------------------------------------------------------------------------------------
2020 through 2029                 Actual Age minus 2          2070 through 2079               Actual Age minus 7
------------------------------------------------------------------------------------------------------------------------
2030 through 2039                 Actual Age minus 3          2080 through 2089               Actual Age minus 8
------------------------------------------------------------------------------------------------------------------------
2040 through 2049                 Actual Age minus 4          2090 through 2099               Actual Age minus 9
------------------------------------------------------------------------------------------------------------------------
2050 through 2059                 Actual Age minus 5
------------------------------------------------------------------------------------------------------------------------




Except as modified herein, all terms and conditions of the Contract remain unchanged.

Signed for Pruco Life Insurance Company


By  /s/ Clifford E. Kirsh
   ----------------------------
           Secretary